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                                                                 Exhibit (13)(e)

                                  PURCHASE AGREEMENT


          The Galaxy Fund (the "Trust"), a Massachusetts business trust, and 440 Financial Distributors, Inc. ("440 Financial"), a Massachusetts corporation, hereby agree as follows:

          1. The Trust hereby offers 440 Financial and 440 Financial hereby purchases one (1) share of Class T - Series 1 and one (1) share of Class T - Series 2, at $10.00 per share, in the Trust's Corporate Bond Fund (the "Fund"). The shares are the "initial shares" of the Fund. 440 Financial hereby acknowledges receipt of a purchase confirmation reflecting the purchase of two shares, and the Trust hereby acknowledges receipt from 440 Financial of funds in the amount of $20.00 in full payment for the shares.

          2. 440 Financial represents and warrants to the Trust that the share are being acquired for investment purposes and not for the purpose of distribution.

          3. 440 Financial agrees that if it or any direct or indirect transferee of the shares redeems the shares prior to the fifth anniversary of the date of the Fund begins investment activities, 440 Financial will pay to the Trust an amount equal to the number resulting from multiplying the Fund's total unamortized organizational expenses by a fraction, the numerator of which is equal to the number of shares redeemed by 440 Financial or such transferee and the denominator of which is equal to the number of shares outstanding as of the date of such redemption, as long as the administrative position of the staff of the Securities and Exchange Commission requires such reimbursement.

          4. The Trust represents that a copy of its Declaration of Trust, dated March 31, 1986, together with all amendments thereto, is on file in the Office of the Secretary of the Commonwealth of Massachusetts.

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          5.   The names "The Galaxy Fund" and "Trustees of The Galaxy Fund"
refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated March 31, 1986 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "The Galaxy Fund" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, or representatives of the Trust personally, but bind only the Trust Property, and all persons dealing with any clasp of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

          IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the 19th day of May, 1994.


Attest:                            THE GALAXY FUND



/s/W. Bruce McConnel, III          By:/s/John T. O'Neill
-------------------------             --------------------------
               Secretary                John T. O'Neill
(SEAL)                                  President



Attest:                            440 FINANCIAL DISTRIBUTORS, INC.



/s/illegible                       By:/s/illegible
-------------------------             --------------------------
               Secretary           President
(SEAL)


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